UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2007 (December 5, 2007)

TATONKA OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-50190	47-0877018
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

1515 Arapahoe Street, Tower 1, 10th floor, Denver, Colorado 80202
(Address of principal executive offices) (zip code)

(303) 476-4100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into Material Definitive Agreements

Lending Agreement with Affiliate LMA Hughes LLLP. Effective as of December 5, 2007, Tatonka Oil and Gas, Inc. (the registrant) and its wholly-owned subsidiary Tatonka Oil and Gas Company, Inc. (the “Subsidiary”), signed a lending agreement with LMA Hughes LLLP (“LMA”), which is affiliated with Brian Hughes, a director. Pursuant to the lending agreement:

  The Subsidiary issued a promissory note to LMA for $1,501,214.60, due February 15, 2008 (unless extended by Subsidiary for up to an additional 60 days). Interest will accrue at 15% per annum, increasing to 25% if the note is extended. The amount of the note includes $122,000 as a recent advance to Subsidiary by LMA. The balance of the note represents LMA’s net advances to Subsidiary from inception of Subsidiarythrough December 4, 2007, plus 15% annual interest on the outstanding total monthly net amount of advances, through December 4, 2007. Additional amounts may be loaned to Subsidiary by LMA, on the same terms.

  Repayment of the note is secured by a lien on Subsidiary’s and Tatonka’s assets, whichlien is junior to the lien in favor of Energy Capital Solutions (granted in connection withthe ECS loan in early October 2007). The registrant has guaranteed repayment of thenote, and will guarantee repayment of such additional amounts as LMA loans toSubsidiary.
  The lending agreement provides that the registrant will issue, on January 15, 2008, warrants (exercisable for 10 years) to purchase common stock of the registrant at an exercise price to be determined on or prior to issue date. The total number of shares underlying the warrant to be issued to LMA shall be equal to (x) 616,667 multiplied by (y) that fractional number which results from dividing (i) $122,000 plus any additional amounts loaned by LMA, by (ii) $200,000.

Agreement to Sell Undeveloped Acreage in Wyoming. On December 4, 2007, the registrant signed an agreement to sell to an unrelated party all of its working leasehold interest in 8,917.51 net acres within its undeveloped acreage package called the Mowry Shale Prospect, located in the Powder River Basin, and deep drilling rights to a portion of the remaining acreage. The transaction represents the registrant’s sale of acreage rights that it does not deem central to the Mowry Shale Prospect.

The sales agreement is effective as of December 5, 2007. The total purchase price is $1,100,000. $109,725 has been paid and closing on the $990,275 balance is subject to satisfaction of customary title requirements. In addition, on or before February 6, 2008, the registrant will assign to buyer the deep drilling rights on approximately 7,050 gross acres located in a 15 mile radius of the 8,917.51 net acres being sold to buyer. Deep drilling rights are defined as being the rights to drill and produce oil and gas below 8,558 feet (the top of the Minnelusa formation as found at that depth for the Four Horse Federal #5-10 well in Weston County, Wyoming).

If the agreement is closed, the registrant will have remaining working interests in a total of approximately 23,000 gross (14,000 net) acres in the Mowry Shale Prospect. Registrant’s working interests in the remaining acreage will not include the deep drilling rights in the 7,050 acres being sold to buyer. The SW Lance Creek and the Lateral Pond Properties, held by Seer Energy, LLC, are close to the remaining acreage the registrant will hold after the agreement is closed. The registrant has a letter of intent to purchase from Seer Energy a net revenue interest of approximately 80% in leases totaling 6,847 acres in the SW Lance Creek and Lateral Pond Properties. The purchase price for Seer Energy’s properties is $1,864,000 (net of the $196,000 deposit paid on February 27, 2007). Closing of the transaction with Seer Energy has been extended by oral agreement to that date when the registrant raises additional capital. At the date this report is filed, the registrant does not have a definitive agreement to raise such capital.

Section 9 – Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tatonka Oil and Gas Company, Inc.

Dated: December 11, 2007	By:/s/ DIRCK TROMP
Dirck Tromp
Chief Executive Officer